Exhibit 10.36
Manufacturing and Supply Agreement
     This Manufacturing and Supply Agreement (the “Agreement”), effective as of November 2, 2007 (the “Effective Date”), is made by and between Alexza Pharmaceuticals, Inc. of 1020 East Meadow Circle, Palo Alto, CA 94303 (“Alexza”), and Autoliv ASP, Inc. of 3350 Airport Road, Ogden, UT 84405 (“Autoliv”).
Recitals
     A. Under a Development Agreement between the parties dated October 3, 2005 (“Development Agreement”), Autoliv developed a chemical heat package for Alexza; and
     B. Autoliv and Alexza desire that Autoliv manufacture such chemical heat packages for Alexza; subject to the terms and conditions set forth herein.
     In consideration of the respective covenants, representations, warranties and agreements set forth herein, and intending to be legally bound, the parties hereby agree as follows:
ARTICLE 1
Definitions
     As used in this Agreement, capitalized terms will have the meanings set forth below.
     1.1 “Affiliate” means with respect to an entity, a person, corporation or other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with that entity. For Autoliv, this Agreement binds only Autoliv ASP, Inc.
     1.2 “Alexza Field” means the areas of prevention, treatment, management, monitoring or diagnosis of illness or disease through the use of devices incorporating a chemical heat package, including subsequent generations or similar devices used to aerosolize drugs.
     1.3 “Alexza Indemnitees” has the meaning given to such term in Section 11.2.
     1.4 “Alexza IP” has the meaning given to such term in Section 9.4.
     1.5 “Annual Purchase Order” has the meaning given to such term in Section 3.3.
     1.6 “Autoliv Field” means the areas outside the Healthcare Field.
     1.7 “Autoliv Indemnitees” has the meaning given to such term in Section 11.1.
     1.8 “Autoliv IP” has the meaning given to such term in Section 9.3.

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.9 “Autoliv Patents” means all patents and patent applications listed on Exhibit F and all Foreign Counterparts continuations, continuations-in-part, requests for continuing examination (RCEs), divisionals, substitutions, re-examinations, reissues, extensions, registrations and supplementary or complementary certificates of such patents and patent applications and any patents that issue therefrom.
     1.10 “Background Technology” has the meaning given to such term in Section 9.1.
     1.11 “Build Forecast” has the meaning given to such term in Section 3.4.
     1.12 “Chemical Heat Package” means Alexza’s proprietary CPD (Commercial Product Development) heat pack that consists of a chemical heat source sealed within an inert, stainless steel substrate and is further described on Exhibit A attached hereto or subsequent mutually agreed revisions thereto, but excluding any subsequent generations of the Chemical Heat Package.
     1.13 “Confidential Information” means all information disclosed by a party hereto to the other party pursuant to the Development Agreement, the Consultant Services Agreement, the Mutual CDA or this Agreement. In particular, Confidential Information of Alexza shall be deemed to include, but is not limited to, the Alexza IP, information relating to the Specifications, the process used by Autoliv to manufacture the Chemical Heat Packages, and Alexza’s research and development programs and results, prototypes and products, clinical and preclinical data, trade secrets, business strategy, patent applications, licenses, suppliers’ and manufacturers’ identities, product and marketing strategy, customers, market data, personnel and consultants, and other technical or business information.
     1.14 “Consultant Services Agreement” means the Consultant Services Agreement between the parties dated as of December 17, 2004.
     1.15 “Development Agreement” has the meaning given to such term in the recitals.
     1.16 “Disclosing Party” has the meaning given to such term in Section 12.2.
     1.17 “ECR” has the meaning given to such term in Section 6.1.
     1.18 “Finished Product” means a device containing a Chemical Heat Package manufactured by Autoliv and delivered by Autoliv to Alexza pursuant to this Agreement.
     1.19 “Foreign Counterparts” means foreign applications or issued foreign patents, which claim priority from, or share common priority with, an identified United States patent or patent application, and the inventions covered thereby.
     1.20 “Healthcare Field” means the areas of prevention, treatment, management, monitoring or diagnosis of illness or disease.
     1.21 “Healthcare Product” has the meaning given to such term in Section 2.5(b).
     1.22 “Initial Term” means the period beginning on the Effective Date and ending on December 31, 2012.

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.23 “Intellectual Property Rights” means all present and future worldwide trade secrets, patents, patent applications, copyrights, mask works or other proprietary or property rights.
     1.24 “Joint IP” has the meaning given to such term in Section 9.5.
     1.25 “Key Personnel” has the meaning given to such term in Section 2.3(a).
     1.26 “Mandatory Engineering Change” means any change to the Specifications that is necessary to ensure the safety of the Chemical Heat Packages and/or the conformance of the Chemical Heat Packages with all applicable laws and regulations of any country, including laws (a) in effect as of the date of delivery of the Chemical Heat Packages to Alexza, and (b) that require Alexza to replace the Chemical Heat Packages in Finished Products already sold to distributors or customers.
     1.27 “Mutual CDA” means the Mutual Confidential Disclosure Agreement between the parties dated as of November 3, 2004.
     1.28 “New Discoveries” means inventions, developments, improvements, enhancements or modifications, whether or not patentable, that are conceived or developed or reduced to practice by Alexza or Autoliv arising out of or in connection with Alexza or Autoliv’s performance under this Agreement.
     1.29 “Operations Representative” has the meaning given to such term in Section 2.3(b).
     1.30 “Optional Engineering Change” means any change to the Specifications that is not a Mandatory Engineering Change.
     1.31 “Pilot Production Line” means the low volume production line for the manufacture of the Chemical Heat Packages that is located at Autoliv’s manufacturing site as of the Effective Date and all post-Effective Date modifications thereof.
     1.32 “Purchase Date” means the date that is earliest of (a) December 31, 2011, (b) sixty (60) days after the approval by the FDA of a New Drug Application filed by Alexza, or (c) sixty (60) days after the effective date of termination of this Agreement pursuant to Section 10.2
     1.33 “Quality Terms” has the meaning given to such term in Section 7.1.
     1.34 “Receiving Party” has the meaning given to such term in Section 12.2.
     1.35 “Release” or “Actual Order” shall mean a firm order or demand issued by Alexza to Autoliv specifying the quantity of Chemical Heat Packages ordered, delivery dates and delivery destination.
     1.36 “Second Generation Agreement” has the meaning given to such term in Section 2.6.

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.37 “Second Generation Package” means a heating substrate for the vaporization of a drug that: (a) consists of a chemical heat source sealed within an inert, stainless steel substrate and (b) is based upon and represents an improvement to, or modification of, the Chemical Heat Package such that it does not conform with description set forth in Exhibit A or subsequent mutually agreed revisions thereto.
     1.38 “Specifications” means the minimum specifications for the Chemical Heat Packages set forth in Exhibit B attached hereto, as may be amended from time to time in accordance with Article 6.
     1.39 “Strategic Forecast” has the meaning given to such term in Section 3.2.
     1.40 “Third Party” means any party other than Alexza, Autoliv or an Affiliate of Alexza or Autoliv.
ARTICLE 2
Manufacturing
     2.1 Manufacture. The parties agree that Autoliv shall manufacture, assemble, and test, the Chemical Heat Packages in conformance with the Specifications and in compliance with the terms and conditions of this Agreement (including the Quality Terms), for sale solely to Alexza. Such manufacture, assembly and testing shall be performed solely in one of Autoliv’s Northern Utah facilities unless (a) the parties agree upon an alternative Autoliv location or (b) Autoliv closes all of its Northern Utah facilities after at least three (3) years written notice to Alexza, which notice shall specify the location at which Autoliv plans to perform such activities after such closure, and Alexza does not terminate this Agreement in accordance with Section 10.4(c)(iii). Autoliv will provide all of the manufacturing equipment necessary to manufacture the Chemical Heat Packages in accordance with the Specifications and the terms and conditions of this Agreement (including the Quality Terms).
     2.2 Non-delegable Responsibility. Each party’s rights and obligations under this Agreement may not be subcontracted to any Third Party, without the prior written consent of the other party.
     2.3 Autoliv Personnel
          (a) Key Personnel. The names, positions, and roles of Autoliv’s key personnel who will be involved in the manufacture, assembly, or testing of the Chemical Heat Packages are set forth in Exhibit D (“Key Personnel”). Autoliv shall provide any information reasonably requested by Alexza with respect to such Key Personnel and their duties. If Autoliv removes or reassigns any Key Personnel, Autoliv shall promptly notify Alexza.
          (b) Operations Representative. Exhibit D sets forth the name of Autoliv’s project representative who shall have overall responsibility for the Pilot Production Line and the manufacture, assembly, and testing of the Chemical Heat Packages provided under this Agreement (“Operations Representative”).

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     2.4 Meetings. The parties shall meet at least annually, or whenever necessary by mutual agreement, to discuss issues related to this Agreement including design, performance, quality, changes and delivery. The topics may include, for example, Autoliv’s compliance or non-compliance with any Specifications, adherence to delivery schedule, Pilot Production Line or any other production line issues or modifications, capacity plans, forecasts, or other requirements of this Agreement (including the Quality Terms). The parties shall sign the meeting minutes to confirm their respective agreements, commitments, approvals, and obligations related to specific items or issues.
     2.5 Exclusivity.
          (a) During the Initial Term and any extension(s) of the term of this Agreement by mutual written agreement, Alexza shall not, either alone or with or through any Affiliate or Third Party, manufacture, have manufactured or purchase Chemical Heat Packages from any Third Party, provided that Autoliv has not materially breached any term or condition of this Agreement, including the requirement that the Chemical Heat Packages conform to the Specifications and the quality conditions set forth in the Quality Terms. Autoliv agrees that Alexza shall not be in breach of the foregoing sentence if Alexza (i) Alexza engages a Third Party manufacturer to manufacture and test Chemical Heat Packages, so long as such Third Party manufacturer does not sell Chemical Heat Packages to Alexza during the exclusivity period set forth in the preceding sentence, or (ii) discloses Autoliv IP, Joint IP or Intellectual Property rights owned by Autoliv pursuant to the Development Agreement (“Development IP”) to a Third Party manufacturer that is reasonably necessary for such Third Party to manufacture and test the Chemical Heat Packages, so long as such Third Party Manufacturer agrees not to exploit the Autoliv IP, Joint IP or Development IP outside the Healthcare Field or in any other way inconsistent with this Agreement
          (b) During the Initial Term and any extension(s) of the term of this Agreement by mutual written agreement, provided that Alexza has not materially breached any term or condition of this Agreement, Autoliv shall not, either alone or with or through any Affiliate or Third Party, manufacture or commercialize Chemical Heat Packages (except for Autoliv’s manufacture, assembly and testing of Chemical Heat Packages for sale to Alexza pursuant to this Agreement) or any other device or component for use in the Healthcare Field that utilizes any Alexza IP, as defined in this Agreement, unless Alexza provides prior written consent for such activities. If Autoliv wishes to develop, manufacture and commercialize a product in the Healthcare Field (a “Healthcare Product”) that does not utilize any Alexza IP, it may do so, provided that the Healthcare Product is not competitive with the Chemical Heat Packages or Finished Products or any other products that Alexza is then marketing or then has in clinical or pre-clinical development.
     2.6 Right of Negotiation. Prior to engaging a Third Party to assist Alexza in the commercial manufacture of a Second Generation Package, Alexza shall notify Autoliv in writing and offer Autoliv the opportunity to negotiate the terms and conditions of a separate agreement (the “Second Generation Agreement”) whereby Autoliv would supply such Second Generation Package. If Autoliv notifies Alexza in writing within thirty (30) days of Alexza’s notice that Autoliv is interested in commercially supplying such Second Generation Package, the parties shall promptly initiate good faith negotiations regarding the terms and conditions of the Second

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Generation Agreement with the goal of entering into the Second Generation Agreement within ninety (90) days of Autoliv’s notice. If the parties fail to agree on the terms for the Second Generation Agreement, Alexza may execute an agreement with a Third Party to commercially manufacture the Second Generation Package and Alexza shall make the payments set forth in Section 5.6(a). For clarity, this Section 2.6 does not apply to or affect Alexza’s right to manufacture for itself any and all Second Generation Packages.
ARTICLE 3
Chemical Heat Package Forecasting and Ordering
     3.1 Purchase Right. Autoliv agrees to sell and Alexza agrees to purchase the Chemical Heat Packages in accordance with the terms of this Agreement.
     3.2 Strategic Forecast. On a quarterly basis, Alexza shall provide Autoliv with a written rolling forecast of Alexza’s anticipated need for Chemical Heat Packages for each calendar quarter during the following three (3) calendar years (“Strategic Forecast”). The Strategic Forecast is not binding on Alexza and is provided by Alexza solely for capacity planning purposes. However, to the extent Autoliv must order or commit to long-lead time materials, equipment, tooling or components in order to have the ability to supply to Alexza the number of Chemical Heat Packages specified in the Strategic Forecast, Alexza shall reimburse Autoliv, on the timetable agreed upon by the parties when the items are determined to be unused, for any such unused materials, equipment, tooling or components, provided that (a) Alexza approved the purchase thereof in writing (which approval may be in meeting minutes signed by Alexza) and (b) on account of Alexza’s commitments in Section 5.4, Alexza shall not have any obligation pursuant to this Section 3.2 to reimburse Autoliv for equipment and tooling needed to supply up to ten million (10,000,000) Chemical Heat Packages per year. Upon reimbursement by Alexza to Autoliv pursuant to this Section 3.2, Autoliv shall transfer to Alexza sole ownership of all such materials, equipment, tooling or components.
     3.3 Annual Purchase Order. At least thirty (30) days before the beginning of each calendar year, Alexza shall provide Autoliv with a written purchase order (“Annual Purchase Order”) that specifies (i) the number of units of Chemical Heat Packages Alexza will purchase from Autoliv during such calendar year; (ii) the fixed unit purchase price for such Chemical Heat Packages as set forth on Exhibit C; (iii) the billing and ship-to addresses; and (iv) any special instructions or other pertinent requirements. Alexza may update the billing and ship-to addresses during the course of such year by written notice to Autoliv. Autoliv must accept or reject each Annual Purchase Order within thirty (30) days after the receipt thereof, provided that it may not reject any Annual Purchase Order unless (a) such Annual Purchase Order does not comply with the terms set forth in subsections (i)-(iii) of this Section 3.3, or (b) the quantity ordered on such Annual Purchase Order is a material increase over the quantities set forth for such calendar year in the then-current Strategic Forecast. Upon Autoliv’s acceptance, each Annual Purchase Order shall be binding on the parties, provided that Alexza is not obligated to accept more than 80% of the quantity specified on such Annual Purchase Order.
     3.4 Build Forecast. On a weekly basis, Alexza shall provide Autoliv with a written or electronic rolling forecast of Alexza’s anticipated weekly needs for Chemical Heat Packages for the following thirteen (13) weeks (“Build Forecast”). The Build Forecast shall be binding

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

on Alexza solely to the extent specified in Section 3.3. The parties shall cooperate in issuing manufacturing releases reflecting level loading at their respective plants. The parties agree to exert all reasonable efforts to minimize excessive variations in volume demand. However, if a Release issued by Alexza pursuant to Section 3.5 exceeds the relevant portion of the then current Build Forecast by more than 20%, Autoliv shall be entitled to reasonable reimbursement, subject to mutual agreement, for higher costs related to overtime, premium freight, expedited tooling/equipment, scrap, labor inefficiencies, etc. required to manufacture such excess (i.e. beyond 20%) quantities of Chemical Heat Packages. The piece price shall not be affected.
     3.5 Releases. Alexza shall issue periodic Releases, binding on the parties, electronically or in writing for Chemical Heat Packages that specify the quantity of units ordered, delivery dates (provided no delivery date shall be less than 10 days after the issuance of any Release), destination, and any other relevant information.
ARTICLE 4
Delivery
     4.1 Delivery Schedule. Autoliv will deliver to Alexza the quantity of Chemical Heat Packages specified in the applicable Release by the delivery date specified in the applicable Release. A delivery will be considered on-time if it is delivered within plus or minus one (1) day after the delivery date specified in the Release. In the event of any delays in the delivery of Chemical Heat Packages, and without limiting Alexza’s other rights and remedies hereunder, Autoliv will notify Alexza of such delay and work diligently to remedy such delay immediately. In the event of a delay in delivery of more than one (1) day for reasons other than force majeure, Alexza may, at its sole discretion, cancel, reschedule, or require fulfillment of the affected Release, provided that if Alexza requires fulfillment of such Release, Autoliv shall (a) express deliver (at Autoliv’s expense) the Chemical Heat Packages ordered under such Annual Purchase Order, and (b) reimburse Alexza for any and all costs it incurred as a result of such delay. All deliveries shall be DDU (Incoterms 2000) the ship-to address specified in the Annual Purchase Order. Autoliv will comply with Alexza’s requested means of shipping the Chemical Heat Packages and will not separately charge Alexza (in addition to the purchase price specified in Section 5.1) for any shipping, handling or other transportation-related costs incurred by Autoliv for delivery of Chemical Heat Packages within the continental United States. Autoliv will not send partial or incomplete shipments of any Release except with Alexza’s prior written consent. Chemical Heat Packages shipped to Alexza more than two (2) days in advance of the applicable delivery date, or any partial or incomplete shipments sent without Alexza’s prior written consent, may be returned to Autoliv at Autoliv’s expense. No payment or other obligations of Alexza will accrue on Chemical Heat Packages before the applicable delivery date for deliveries made by Autoliv in advance of such delivery date, or on partial or incomplete shipments, unless Alexza has accepted the Chemical Heat Packages.
     4.2 Packaging Requirements. All Chemical Heat Packages delivered by Autoliv shall be in packaging that complies with specifications set forth in Drawing Number 6088341 and subsequent written, mutually agreed modifications thereto.

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 5
Purchase Prices; Royalties; Payment
     5.1 Purchase Prices.
          (a) Purchase Prices During the Initial Term. Subject to the terms and conditions of this Agreement including without limitation Section 5.2, for each Chemical Heat Package delivered by Autoliv pursuant to Section 4.1, Alexza will, during the Initial Term, pay Autoliv the purchase price for such Chemical Heat Package specified in Exhibit C.
          (b) Purchase Prices After the Initial Term. For each calendar year after the Initial Term, the parties will initiate negotiations three (3) years in advance of such calendar year, to mutually agree, in writing and within six (6) months after such initiation of negotiations, upon the purchase prices for the Chemical Heat Packages for such calendar year. The parties will reflect their agreement by modifying Exhibit C. All such negotiations will be conducted in good faith. Subject to the terms and conditions of this Agreement, Alexza will, for each calendar year after the Initial Term for which the parties have agreed upon a purchase price in accordance with this Section, pay Autoliv the agreed purchase price for such calendar year for Chemical Heat Packages delivered by Autoliv pursuant to Section 4.1 in such calendar year.
     5.2 Purchase of Pilot Production Line. Autoliv acknowledges that, as of the Effective Date, the Pilot Production Line is jointly owned by the parties. Autoliv shall purchase Alexza’s rights, title, and interest in and to the Pilot Production Line by providing the first one hundred thousand (100,000) units of the Chemical Heat Packages delivered to and accepted by Alexza pursuant to this Agreement at no charge to Alexza. Chemical Heat Packages delivered to Alexza under this Agreement shall only count toward such total if they meet the Specifications and the other terms and conditions of this Agreement and were delivered pursuant to Actual Orders submitted by Alexza. Such Chemical Heat Packages shall be included in the total number of Chemical Heat Packages purchased by Alexza in the applicable calendar year when determining the per unit purchase price of other Chemical Heat Packages delivered to Alexza during such calendar year. Notwithstanding anything contained in this Section 5.2, Alexza’s rights, title, and interest in and to the Pilot Production Line shall not be considered assigned or transferred to Autoliv until Autoliv has delivered one hundred thousand (100,000) units of the Chemical Heat Packages to Alexza without charge in accordance with this Section 5.2.
     5.3 Purchase Price Payments. Autoliv shall invoice Alexza for all units of the Chemical Heat Packages ordered pursuant to a Release only after actual delivery of such Chemical Heat Packages to Alexza. Alexza will pay Autoliv the undisputed amount for such Chemical Heat Packages within forty-five (45) days after receipt of Autoliv’s applicable invoice, provided that the parties will attempt, in good faith, to resolve any disputed invoices within 30 days of the original date when the payment was due. Within thirty (30) days after the end of each calendar year, the parties will review the number of units of Chemical Heat Packages actually ordered in such calendar year pursuant to Releases (or as required pursuant to Section 3.3) and make any payment necessary for the per-unit purchase price paid by Alexza to be the price that corresponds with such number of units.

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     5.4 Expense Reimbursement. The parties acknowledge that Autoliv has made a substantial commitment pursuant to the terms of the Development Agreement and will make a substantial investment in capital equipment, personnel and facilities to provide one or more production lines with a total capacity of ten million (10,000,000) Chemical Heat Packages per year pursuant to the terms of this Agreement. Upon the Purchase Date, Alexza will pay Autoliv twelve million dollars ($12,000,000), provided that (i) if prior to the Purchase Date Alexza has terminated this Agreement pursuant to Section 10.4(a) or 10.4(c), Alexza shall instead pay Autoliv on the Purchase Date the then depreciated book value of the equipment and tooling of Autoliv used in the production of up to ten million (10,000,000) Chemical Heat Packages per year and (ii) if prior to the Purchase Date Autoliv has terminated this Agreement pursuant to Section 10.4(a) or 10.4(b), Alexza shall instead pay Autoliv on the Purchase Date an amount equal to Autoliv’s cost for equipment and tooling of Autoliv used in the production of up to ten million (10,000,000) Chemical Heat Packages per year plus a reasonable charge for Autoliv’s employees and facilities dedicated to such production of Heat Packages, which amount shall not exceed twelve million dollars ($12,000,000). At least thirty (30) days before the Purchase Date, Autoliv shall notify Alexza in writing of the amount payable by Alexza to Autoliv under sub-clause (i) or (ii), as applicable. Upon payment of the applicable amount set forth above, Alexza shall own all right, title and interest in all of Autoliv’s equipment and tooling used in the production and testing of Chemical Heat Packages, including the equipment and tooling related to the Pilot Production Line, free and clear of any and all encumbrances, liens and security interests.
     5.5 Taxes. The purchase price for the Chemical Heat Packages shall be inclusive of, and Autoliv agrees to pay, and will indemnify and hold Alexza harmless from the payment of, all sales, use, excise, value added or similar tax, as well as the collection or withholding thereof, including penalties and interest and all government permits or license fees and all customs, duty, tariff and similar fees levied upon the delivery of the Chemical Heat Packages to Alexza, and any costs associated with the collection of any of the foregoing items, provided that Alexza provides Autoliv with copies of any applicable tax exemption certificates.
     5.6 Royalty Payments and Reports.
          (a) If Alexza manufactures Second Generation Packages or, subject to Section 2.6, executes an agreement with a Third Party to manufacture Second Generation Packages, Alexza shall pay Autoliv the following amounts, as applicable, within sixty (60) days of the end of each calendar quarter: (i) [ * ] of the direct costs (as defined below) for Alexza’s manufacture of Second Generation Packages or (ii) [ * ] of the purchase price (not including any taxes, shipping costs or handling fees) Alexza pays to a Third Party manufacturer for supplying the Second Generation Packages. For the purpose of this Section 5.6(a), “direct costs” shall mean Alexza’s costs of direct labor, bill of materials, and consumables needed to produce and approve for use Second Generation Packages.
          (b) Any tax which Alexza is required to pay or withhold from royalty payments to be made to Autoliv shall be deducted from the amount otherwise due, provided that, in regard to any such deduction, Alexza shall give Autoliv such assistance as may be reasonably necessary to enable or assist Autoliv to claim exemption therefrom or a reduction thereof and shall provide Autoliv with an official tax certificate as soon as reasonably possible.

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     5.7 Currency. All references to “dollars” or “$” means the legal currency of the United States. All payments made pursuant to this Agreement will be in U.S. dollars, unless otherwise mutually agreed in advance by the parties in writing.
     5.8 Audits.
          (a) Alexza, will have the right, during normal business hours and upon at least thirty (30) days prior notice, to have an independent audit firm selected by Alexza and reasonably acceptable to Autoliv, audit Autoliv’s records for the preceding three (3) years relating to Autoliv’s activities pursuant to this Agreement in order to verify the amount for which Alexza must (i) reimburse Autoliv in accordance with Section 3.2 or pay Autoliv in accordance with Section 5.4(i) or (ii), as applicable. In addition, Alexza will have the right to conduct quality reviews in accordance with the terms and conditions of the Quality Terms
          (b) Autoliv, will have the right, during normal business hours and upon at least thirty (30) days prior notice, to have an independent audit firm selected by Autoliv and reasonably acceptable to Alexza, audit Alexza’s records for the preceding three (3) years relating to Alexza’s manufacture or purchase of Second Generation Packages or Chemical Heat Packages in order to verify the accuracy of Alexza’s royalty payments provided pursuant to Section 5.6(a) or 10.5(b).
          (c) The party whose records are being inspected shall make those records available for inspection by the auditor during regular business hours, solely for the verification purposes specified in this Section 5.8. Records covering any particular period may be inspected or audited only once. The report prepared by such independent accountant, a copy of which shall be sent or otherwise provided to the audited party at the same time it is sent or otherwise provided to the party requesting the audit, shall contain the conclusions of such independent accountant regarding the audit and will specify that the amounts paid were correct, or, if incorrect, the amount of any underpayment or overpayment. If such report shows any underpayment or overpayment, then, within thirty (30) days after the parties’ receipt of such report, the appropriate party shall remit to the other party the amount needed to eliminate such underpayment or overpayment. The audit will be conducted at the auditing party’s expense unless the audit reveals a discrepancy of five percent (5%) or more of the amount previously reported by the audited party to the other party for the audited period, in which case the audited party shall pay the reasonable costs for such audit.
          (d) Any confidential or proprietary information of the audited party disclosed to auditing party in the course of the inspection or audit shall be subject to auditing party’s confidentiality obligations under this Agreement. Any confidential or proprietary information of audited party disclosed to the independent audit firm in the course of the audit will be subject to a confidentiality agreement reasonably acceptable to the auditing party to be signed by the audited and such independent audit firm.

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 6
Change Orders
     6.1 Optional Chemical Heat Package Changes. Optional Engineering Change orders may be initiated from time to time in accordance with this Section 6.1. If Alexza proposes an Optional Engineering Change, Alexza will prepare and submit to Autoliv an Engineering Change Request (“ECR”) detailing the changes in the Chemical Heat Package desired by Alexza. Within thirty (30) days after receipt of an ECR, Autoliv will prepare a written response to such ECR detailing at a minimum: (i) the technical specifications for the proposed change; (ii) the purchase price for the modified Chemical Heat Package; (iii) the amount of time required to implement such change; and (iv) any anticipated changes to the lead time associated with purchasing the modified Chemical Heat Package. Autoliv may also propose Optional Engineering Changes to Alexza in writing, detailing the same information required above. If Alexza determines, following receipt of Autoliv’s proposal or response, as applicable, that the proposed Optional Engineering Change order is not acceptable, then Autoliv shall not make the Optional Engineering Change. If Alexza determines, following receipt of Autoliv’s proposal or response, as applicable, that the proposed Optional Engineering Change order is acceptable, then Autoliv shall make the Optional Engineering Change and Alexza shall pay the mutually agreed purchase price for Chemical Heat Packages manufactured with such Option Engineering Change.
     6.2 Mandatory Engineering Change. In the event that Autoliv or Alexza become aware of the necessity to implement a Mandatory Engineering Change, such party shall immediately notify the other party in writing, specifying the cause for the Mandatory Engineering Change and the specific changes to the Chemical Heat Package necessary to implement the Mandatory Engineering Change. Autoliv shall promptly provide Alexza with a reasonable schedule to implement the Mandatory Engineering Change and the reasonable purchase price for the modified Chemical Heat Package, provided that any increases in purchase price shall only reflect the additional costs that Autoliv incurs that are specifically related to making the Mandatory Engineering Change. The parties shall jointly assess the impact on prior or future deliveries of Chemical Heat Packages. Based on that assessment, the parties shall negotiate the schedule for incorporating any Mandatory Engineering Change as well as any changes in delivery schedules, prices, etc. If a dispute arises between the parties with respect to a Mandatory Engineering Change, senior officers of the parties shall attempt, in good faith, to resolve the dispute in a reasonable period of time. If such attempts are not successful, either party may submit the dispute to a competent court for resolution in accordance with Section 13.9.
ARTICLE 7
Quality Terms; Improvements; Failure Analysis; Disaster Recovery
     7.1 Quality Terms. The parties shall apply and be bound by the quality procedures for all Chemical Heat Packages delivered pursuant to this Agreement as set forth in Exhibit E (“Quality Terms”).
     7.2 Failure Analysis. Autoliv shall, at no additional cost to Alexza conduct a failure analysis as set forth in the Quality Terms on all defective Chemical Heat Packages returned by Alexza to Autoliv, to determine the cause of failure, if any.
     7.3 Disaster Recovery Plans. Autoliv shall promptly (but in no event later than seventy-two (72) hours after its occurrence) notify Alexza in writing of any disaster or event that

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

may adversely affect the quality or delivery to Alexza of the Chemical Heat Packages. Without limiting the foregoing, upon Alexza’s request, Autoliv will provide to Alexza its Disaster Recovery Plan or equivalent.
ARTICLE 8
Representations and Warranties
     8.1 Mutual Representations and Warranties. Each party hereby represents and warrants:
          (a) Corporate Power. Such party is duly organized and validly existing under the laws of the state or nation of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.
          (b) Due Authorization. Such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.
          (c) Binding Agreement. This Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.
     8.2 Representations and Warranties Concerning Chemical Heat Packages. Autoliv represents and warrants to Alexza that each Chemical Heat Package supplied to Alexza under this Agreement will (a) be new and unused and be free from any security interest or any other lien, claim or other encumbrance; (b) conform to the Specifications; and (c) be manufactured and packaged in compliance with this Agreement, the Quality Terms and the TS16949 certification. Without limiting any other rights or remedies of Alexza under this Agreement, Autoliv will, at Autoliv’s option, either (i) repair the affected Chemical Heat Package to conform to the warranty; (ii) replace such Chemical Heat Package with a conforming Chemical Heat Package; or (iii) provide a credit or refund to Alexza of the payment made by Alexza for such Chemical Heat Package, in each case at Autoliv’s expense. Unless Autoliv reasonably demonstrates that a returned Chemical Heat Package was conforming when originally delivered to Alexza, Autoliv shall pay the costs of all shipping and insurance of the item (including, upon repair or replacement, return of the same or replacement item to the original location) and assume the risk of loss during shipping. All replaced or repaired Chemical Heat Packages under this Section 8.2 shall be subject to the same warranties as provided herein and all replacement Chemical Heat Packages shall be new.
     8.3 Representations and Warranties Concerning Intellectual Property Rights. Autoliv represents and warrants to Alexza that:
          (a) Autoliv is the sole owner of the Autoliv Patents and Autoliv IP and has the right to grant the licenses set forth in Section 9.8; and
          (b) The patents and patent applications set forth on Exhibit F, together with

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the Foreign Counterparts of such patents and patent applications, comprise all patents and patent applications owned or controlled by Autoliv or its Affiliates as of the Effective Date that are necessary to make Chemical Heat Packages.
     8.4 Disclaimer. THE EXPRESS WARRANTIES IN THIS ARTICLE 8 AND SECTION 11.4 ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE CHEMICAL HEAT PACKAGES INCLUDING ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EACH PARTY ACKNOWLEDGES THAT IT HAS RELIED ON NO WARRANTIES OTHER THAN THE EXPRESS WARRANTIES IN THIS ARTICLE 8 AND SECTION 11.4.
ARTICLE 9
Intellectual Property
     9.1 Background Technology. Each party shall retain ownership and control of its respective inventions, know-how, information, data and related Intellectual Property Rights existing as of the Effective Date or generated outside this Agreement (collectively, a party’s “Background Technology”). Except as otherwise set forth in this Agreement, nothing herein shall grant or imply any license or right of use to any Background Technology of either party to the other party, except as necessary for the performance of this Agreement.
     9.2 Inventorship. Inventorship of New Discoveries shall be determined in accordance with the patent laws of the United States of America.
     9.3 Autoliv Inventions. Autoliv shall solely own all Intellectual Property Rights in and to all New Discoveries made, conceived, reduced to practice or generated by Autoliv alone. (the “Autoliv IP”).
     9.4 Alexza Inventions. Alexza shall solely own all Intellectual Property Rights in and to all New Discoveries made, conceived, reduced to practice or generated by Alexza alone (collectively, “Alexza IP”).
     9.5 Joint Inventions. Alexza and Autoliv shall jointly and equally own all Intellectual Property Rights in and to all New Discoveries made, conceived, reduced to practice or generated by the parties jointly (collectively, “Joint IP”), provided that (a) Autoliv may use, and grant licenses to third parties to, the Joint IP, in all fields other than the Alexza Field without compensation or accounting to or consent of Alexza, and (b) Alexza may use, and grant licenses to third parties to, the Joint IP, solely in the Healthcare Field without compensation or accounting to or consent of Autoliv. The parties shall consult each other and shall mutually decide if it is appropriate to apply for a patent for the applicable Joint IP, and if so, who will apply for a patent and in which countries patent protection shall be applied for. Without limiting the foregoing, (i) Autoliv shall consult with Alexza with respect to each claim in a Joint IP patent application prosecuted by Autoliv that may relate to the Healthcare Field, and (ii) Alexza shall consult with Autoliv with respect to each claim in a Joint IP patent application prosecuted by Alexza that may relate to the Autoliv Field or any portion of the Healthcare Field other than the Alexza Field. All costs for prosecuting and maintaining patents and patent applications covering

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Joint IP shall be equally shared by the parties unless the parties agree in writing upon an alternate allocation of such costs. All decisions about the handling of Joint IP shall be documented. As between the parties, Autoliv will have the first right to initiate legal proceedings against or take other action against any Third Party that is infringing in the Autoliv Field any patent that claims Joint IP. As between the parties, Alexza will have the first right to initiate legal proceedings or take other action against any Third Party that is infringing in the Healthcare Field any patent that claims Joint IP. If the party with the first right does not initiate such legal proceedings or otherwise address such infringement within 6 months after the other party’s written request, then the other party shall have the right to do so. The initiating party shall be entitled to retain all proceeds from such legal proceedings or other actions provided that such infringement was limited to the relevant field.
     9.6 Patent Applications. Subject to Section 9.5, each party shall have the right, but not the obligation, to file, prosecute, maintain, enforce and defend any patents which claim New Discoveries which such party owns pursuant to this Article 9.
     9.7 Licenses to Autoliv. Subject to the terms and conditions of this Agreement, Alexza hereby grants to Autoliv: (a) a non-exclusive, royalty-free, non-transferable, non-sublicensable license under all Background Technology owned by Alexza and all Alexza IP in each case that is necessary or useful to manufacture or test the Chemical Heat Packages, solely for the purposes of manufacturing and testing Chemical Heat Packages for Alexza in accordance with the terms and conditions of this Agreement, and (b) an exclusive, worldwide, royalty-free, fully paid, perpetual, irrevocable, and sublicensable license to practice all Alexza IP solely in the Autoliv Field.
     9.8 Licenses to Alexza. Subject to the terms of this Agreement, Autoliv hereby grants to Alexza: (a) a nonexclusive, worldwide, royalty-free, fully paid, perpetual, irrevocable (unless Autoliv terminates this Agreement pursuant to Section 10.4(a)) and sublicensable license, under all Autoliv Patents and other Background Technology owned by Autoliv, to develop, make, use, import, offer for sale and sell Finished Products, (b) a nonexclusive, worldwide, royalty-bearing (as set forth in Section 10.5(b)), perpetual, irrevocable (unless Autoliv terminates this Agreement pursuant to Section 10.4(a)) and sublicensable license, under all Autoliv Patents and other Background Technology owned by Autoliv, to manufacture and have manufactured Chemical Heat Packages and to develop, make, use, import, offer for sale and sell products incorporating such Chemical Heat Packages, (c) a nonexclusive, worldwide, royalty-bearing (as set forth in Section 5.6(a)), perpetual, irrevocable (unless Autoliv terminates this Agreement pursuant to Section 10.4(a)) and sublicensable license, under all Autoliv Patents and other Background Technology owned by Autoliv, to manufacture and have manufactured Second Generation Packages and to develop, make, use, import, offer for sale and sell products incorporating Second Generation Packages, (d) a non-exclusive, royalty-bearing (as set forth in Section 5.6(a)), perpetual, irrevocable (unless Autoliv terminates this Agreement pursuant to Section 10.4(a)) and sublicensable license to practice all Autoliv IP solely in the Alexza Field, and (e) an exclusive, fully paid, perpetual, irrevocable (unless Autoliv terminates this Agreement pursuant to Section 10.4(a)) and sublicensable license, under Autoliv’s interest in the Joint IP, to practice the Joint IP solely in the Alexza Field. Alexza acknowledges that the foregoing licenses are limited to Intellectual Property Rights that are owned or controlled by Autoliv and do not include licenses to Intellectual Property Rights that are owned or controlled by Affiliates of

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Autoliv. Alexza may only practice the license set forth in subsection (b) of this Section 9.8 after the termination of this Agreement or in accordance with Section 2.5(a).
ARTICLE 10
Term; Termination
     10.1 Term. The term of this Agreement shall begin on the Effective Date and will continue until the earlier of (a) the effective date of any termination of this Agreement in accordance with this Article 10, or (b) December 31, 2012. Thereafter, the term of the Agreement may be extended by written mutual agreement.
     10.2 Termination for Convenience. Either party may terminate this Agreement upon thirty-six (36) months prior written notice to the other party for any reason, subject to Article 10.5
     10.3 Termination For Failure to Agree Upon Price. Either party may terminate this Agreement upon thirty (30) months prior written notice to the other Party if the parties fail to agree upon the purchase price for Chemical Heat Packages pursuant to 5.1(b).
     10.4 Termination for Cause.
          (a) Either party may terminate this Agreement upon written notice to the other party in the event of a material breach by the other party, which breach remains uncured for thirty (30) days after written notice of such breach is provided to the breaching party. In the event of Autoliv’s termination of this Agreement under this Section 10.4(a), the licenses granted under Section 9.8 shall terminate.
          (b) Autoliv may terminate this Agreement for cause upon written notice to Alexza if Alexza does not comply with the then-applicable NASDAQ Global Market listing maintenance requirements within thirty (30) days after Autoliv’s written notice of such non-compliance.
          (c) Alexza may terminate this Agreement upon written notice if Autoliv (i) breaches its representations and warranties in Section 8.2 by delivering (over the course of one or more deliveries) ten thousand (10,000) units or more containing one percent (1%) or more of the same or substantially similar defects, (ii) makes three (3) or more deliveries of Chemical Heat Packages within any consecutive three (3) month period more than five (5) days after the delivery date specified in the applicable Release, or (iii) Autoliv closes all of its Northern Utah facilities and Alexza does not approve of the new location at which Autoliv plans to perform its activities hereunder. However, Alexza’s right to terminate for defects and/or delivery issues under Section 10.4 (c)(i) or (c)(ii) shall expire 90 days after Alexza knew of or should have known of such defects or delays.
     10.5 Consequences of Termination.
          (a) Upon expiration of this Agreement pursuant to Section 10.1 or termination of this Agreement by either party pursuant to Section 10.2, 10.3 or 10.4: (i) Alexza shall reimburse Autoliv for any unused materials, equipment, tooling or components for which Alexza

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

has not fully reimbursed Autoliv in accordance with Section 3.2, (ii) Autoliv shall transfer to Alexza possession and ownership of all such materials and components, which shall be in good condition when transferred, (iii) Autoliv shall transfer to Alexza possession and ownership of all equipment and tools used by Autoliv in the manufacture and testing of the Chemical Heat Packages, which shall be in good working order when transferred, and (iv) the parties shall cooperate in good faith and arrange for an orderly transition of the manufacturing process to Alexza or its designee.
          (b) Upon expiration of this Agreement pursuant to Section 10.1 or termination of this Agreement by either party pursuant to Section 10.2, 10.3 or 10.4 (unless Autoliv terminates this Agreement pursuant to Section 10.4(a)), Alexza shall pay Autoliv the following amounts, within sixty (60) days of the end of each calendar quarter: (i) [ * ] of the direct cost (as defined below) for Alexza’s manufacture of Chemical Heat Packages, or (ii) [ * ] of the purchase price (not including any taxes, shipping costs or handling fees) Alexza pays to a Third Party manufacturer for supplying the Chemical Heat Packages. For the purpose of this Section 10.5(b), “direct costs” shall mean Alexza’s costs of direct labor, bill of materials, and consumables needed to produce and approve for use Chemical Heat Packages.
          (c) Except as otherwise set forth in this Agreement, any termination or expiration of this Agreement shall not relieve either party of any obligation which has accrued prior to the effective date of such termination or expiration, which obligations shall remain in full force and effect for the period provided therein.
          (d) At Alexza’s written request at any time after termination of this Agreement (other than a termination of the Agreement by Autoliv under Section 10.4(a)), Autoliv shall disclose and transfer to Alexza including, without limitation, through visitation to and observation of the Autoliv facility where the Pilot Production Line or any other production line for Chemical Heat Packages is located, all data, know-how, technology and other information reasonably necessary for Alexza to understand and duplicate the processes employed by Autoliv in the manufacture of the Chemical Heat Packages in accordance with the Specifications, and provide Alexza with access to Autoliv personnel as reasonably required to enable Alexza to assume manufacturing activities for the Chemical Heat Packages, including setting up of a production line for such manufacture. Alexza will, within forty-five (45) days after receipt of Autoliv’s applicable invoice, pay Autoliv’s reasonable full-time equivalent costs for each Autoliv personnel who assists Alexza with assuming manufacturing activities as described in this Section and other reasonable costs incurred for such assistance. In any event, Autoliv shall not be obligated to provide more than reasonable hours of assistance, not to exceed two thousand (2,000) hours.
          (e) The remedies set forth in this Section 10.5 are not the sole remedies available to either party in the event of breach of this Agreement by the other party.
          (f) The terms of Sections 5.3 (solely with respect to conforming Chemical Heat Packages delivered prior to termination), 5.4, 5.6, 5.8, 7.2 and 10.5, Articles 8, 9, 11, 12 and 13, and Paragraphs 11, 13, 15 and 16 of the Quality Terms shall survive any termination or expiration of this Agreement.

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 11
Indemnification; Insurance Coverage
     11.1 Indemnification by Alexza. Alexza hereby agrees to indemnify, hold harmless and defend Autoliv and its Affiliates and their respective employees, officers, directors and agents (the “Autoliv Indemnitees”) against any and all expenses, costs of defense (including without limitation attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts any Autoliv Indemnitee becomes legally obligated to pay because of any Third Party claim or claims against it to the extent that such claim or claims (a) arise out of the breach or alleged breach of any representation or warranty by Alexza hereunder, or (b) arise from a Third Party claim of injury or death or damage to property resulting from such Third Party’s use of the Finished Product and not caused by Autoliv’s negligence or misconduct in the performance of its obligations under this Agreement, or (c) are due to the negligence or misconduct of Alexza in the promotion, marketing or sale of the Finished Product; provided that such indemnification obligation shall not apply to the extent such claims are covered by Autoliv’s indemnity set forth in Section 11.2 below.
     11.2 Indemnification by Autoliv. Autoliv shall indemnify, hold harmless and defend Alexza and its Affiliates and their respective employees, officers, directors and agents (the “Alexza Indemnitees”) against any and all expenses, costs of defense (including attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts any Alexza Indemnitee becomes legally obligated to pay because of: (a) the injury or death of a Third Party or damage to property of a Third Party judicially determined to have been caused by Autoliv’s breach of its warranty in Section 8.2(b); or (b) Autoliv’s breach of its warranties in Section 8.3. Autoliv shall only be liable under this Section 11.2(a) up to a maximum of $1 million for each individual matter.
     11.3 Procedure. Each party’s agreement to indemnify, defend and hold the other harmless under Sections 11.1 and 11.2 is conditioned on the indemnified party (a) providing written notice to the indemnifying party of any claim arising out of the indemnified activities within thirty (30) days after the indemnified party has knowledge of such claim; (b) permitting the indemnifying party to assume full responsibility to investigate, prepare for and defend against any such claim; (c) assisting the indemnifying party, at the indemnifying party’s reasonable expense, in the investigation of, preparation for and defense of any claim; and (d) not compromising or settling such claim with the indemnifying party’s written consent. In the event that the parties cannot agree as to the application of Sections 11.1 and 11.2 above to any particular loss or claim, the parties may conduct separate defenses of such claim. Each party further reserves the right to claim indemnity from the other in accordance with Section 11.1 and 11.2 above upon resolution of the underlying claim, notwithstanding subsection (b) above.
     11.4 Insurance Coverage. Subject to Autoliv’s right to self-insure, each party represents and warrants that it is covered and will continue to be covered by a comprehensive insurance program which covers all of each party’s activities and obligations hereunder. Each party shall provide the other party with written notice at least fifteen (15) days prior to any cancellation or material change in such insurance program that reduces coverage thereunder. Each party shall maintain such insurance program, or other program with comparable coverage, beyond the expiration or termination of this Agreement during (i) the period that any Chemical

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Heat Package produced pursuant to this agreement is intended to be used in a Finished Product for clinical trials or commercial sales and (ii) a commercially reasonable period thereafter.
ARTICLE 12
Confidentiality
     12.1 Nondisclosure of Confidential Information. The parties agree that during the Term and for a period of seven (7) years thereafter, each party will (a) use commercially reasonable efforts to maintain in confidence the Confidential Information of the other party (but not less than those efforts as such party uses to maintain in confidence its own proprietary industrial information of similar kind and value) and not to disclose such Confidential Information to any Third Party without prior written consent of the other party, except for disclosures made in confidence to any Third Party under terms consistent with this Agreement and made in furtherance of this Agreement or of rights granted to a party hereunder, and (b) not use such other party’s Confidential Information for any purpose except those permitted by this Agreement (it being understood that this subsection (b) shall not create or imply any rights or licenses not expressly granted under Article 9. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.
     12.2 Exceptions. The obligations in Section 12.1 shall not apply with respect to any portion of the Confidential Information of a party (the “Disclosing Party”) that the other party (the “Receiving Party”) can show by competent written proof:
          (a) is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder; or
          (b) was known to the Receiving Party or any of its Affiliates, without obligation to keep it confidential, prior to disclosure by the Disclosing Party; or
          (c) is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without obligation to keep it confidential; or
          (d) is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party; or
          (e) has been independently developed by employees or contractors of the Receiving Party or any of its Affiliates without the aid, application or use of Confidential Information.
     12.3 Authorized Disclosure.
          (a) A party may disclose the Confidential Information belonging to the other party to the extent such disclosure is required by law or regulation or by the order of a court or similar judicial or administrative body, provided such party gives prompt prior written notice to the other party and cooperates with the other party to obtain, at the other party’s reasonable expense, a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation requires or the order was issued.

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (b) In addition, Alexza may disclose the Confidential Information of Autoliv (i) to contract manufacturers (but only prior to termination to the extent allowed by Section 2.5(a) or after termination to enable such contract manufacturers to assume Chemical Heat Package manufacturing activities transferred to Alexza pursuant to Section 10.5(d)), bona fide potential and actual corporate partners, licensees and sublicensees, financial underwriters, and prospective investors, lenders, acquirers and merger partners, and other parties with a need to know such information, or (ii) to the extent such information is necessary to file or prosecute patent applications, obtain regulatory approval for the Finished Products, prosecute or defend litigation, or establish rights or enforce obligations under this Agreement.
     12.4 Terms of Agreement. The parties agree that the terms of this Agreement and the Development Agreement will be considered Confidential Information of both parties. Such terms may be disclosed (a) by either party to its investment bankers, employees, consultants and agents and its potential or actual investors, lenders, acquirers and merger partners, (however, neither party shall publicly announce or disclose in any annual report to shareholders or other shareholder information, unless legally required to do so or upon prior mutual agreement or approval), (b) by Alexza to its bona fide potential and actual corporate partners, licensees and sublicensees, or (c) by either party to regulators or other parties for filing or prosecuting patent applications, prosecuting or defending any litigation, or establishing or enforcing obligations under this Agreement. Prior to any disclosure, any entity receiving such confidential information must be bound in writing by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 12. In addition, a copy of this Agreement may be filed by either party with the Securities and Exchange Commission. In connection with any such filing, such party shall endeavor to obtain confidential treatment of economic and trade secret information.
     12.5 Termination of Prior Agreements. This Agreement terminates the Mutual CDA. All Information exchanged between the parties under such earlier agreement shall be deemed Confidential Information and shall be subject to the terms of this Article 12.
ARTICLE 13
Miscellaneous
     13.1 Assignment. Except as otherwise provided herein, neither this Agreement nor any interest hereunder will be assignable in part or in whole by any party without the prior written consent of the other; provided, however, that either party may assign this Agreement to any of its Affiliates or to any successor by merger or sale of all or substantially all of its business assets to which this Agreement relates in a manner such that the assignor will remain liable and responsible for the performance and observance of all its duties and obligations hereunder. This Agreement will be binding upon the successors and permitted assigns of the parties and the name of a party herein will be deemed to include the names of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment which is not in accordance with this Section 13.1 will be void.
     13.2 Agency. Neither party is, nor will be deemed to be, an employee, agent or legal representative of the other party for any purpose. Neither party will be entitled to enter into any contracts in the name of, or on behalf of the other party, nor will a party be entitled to pledge the

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

credit of the other party in any way or hold itself out as having authority to do so. This Agreement is an arm’s-length agreement between the parties and shall not constitute or be construed as a joint venture.
     13.3 Employees. Autoliv and Alexza shall have a written agreement with each of its employees and consultants requiring them to comply with obligations with respect to ownership set forth in Article 9 and confidentiality set forth in Article 12. Either party shall be permitted to solicit the services of, or offer employment to, any person who is or was an employee of the other party, upon the other party’s written consent.
     13.4 Amendment. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by both parties.
     13.5 Notices. Any notice or other communication required or permitted to be given to either party hereto shall be in writing unless otherwise specified and shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person or by facsimile or overnight courier, or three (3) days after mailing by registered or certified mail, postage paid, to the other party at the following address:
In the case of Alexza:
Alexza Pharmaceuticals, Inc.
Attention: President and CEO and separate copy to CFO
1020 E. Meadow Circle
Palo Alto, CA 94303
Telephone: (650) 687-3000
Facsimile Number: (650) 687-3999
In the case of Autoliv:
Autoliv North America
Attention: President
3350 Airport Road
Ogden, UT 84405
Telephone: (801) 625-8214
Facsimile Number: (801) 625-8211
Either party may change its address for communications by a notice to the other party in accordance with this Section.
     13.6 Force Majeure. Any prevention, delay or interruption of performance by any party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to acts of God, embargoes, strikes or other concerted acts of workers, fire, flood, earthquake, explosion, riots, wars, civil disorder, rebellion or sabotage. The party suffering such occurrence shall immediately notify the other party and any time for performance hereunder shall be extended by the actual time of prevention, delay, or interruption caused by the

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

occurrence. For the purposes of this Agreement, delays by Autoliv’s subcontractor(s) shall be deemed to be within Autoliv’s reasonable control, unless caused by one of the foregoing reasons. The party asserting force majeure shall mitigate its effects.
     13.7 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries that may be imposed upon or related to Alexza or Autoliv from time to time. Each party agrees that it will comply with all applicable export laws and regulations in connection with its activities under this Agreement.
     13.8 Severability. If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be interpreted, to achieve the intent of the parties to this Agreement to the extent possible rather than voided. If not capable of such interpretation, the parties shall in good faith seek to agree on an alternative provision reflecting the intent of the parties which is enforceable. In any event, all other terms, conditions and provision of this Agreement shall be deemed valid and enforceable to the full extent.
     13.9 Governing Law and Venue. The validity, construction and performance of this Agreement shall be governed by the substantive law of the State of New York, and the United States of America, without giving effect to conflicts of law principles that would require the application of the law of a different jurisdiction. Any action or proceeding brought by Alexza to enforce the terms of this Agreement shall be brought in the County of Salt Lake, State of Utah (if under State law) or the District Court of Utah (if under Federal Law). Any action or proceeding brought by Autoliv to enforce the terms of’ this Agreement shall be brought in the County of Santa Clara, State of California (if under State law) or the District Court for the Northern District of California (if under Federal Law). The parties consent to personal jurisdiction before such courts.
     13.10 Construction. The headings of Articles and Sections of this Agreement are for convenience and are not to be used in interpreting this Agreement. As used in this Agreement, the word “including” means “including but not limited to.”
     13.11 Cumulative Rights. The rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity, or under any other agreement between the parties. All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.
     13.12 Waiver. No waiver by either party hereto on any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent or similar breach or default.
     13.13 Entire Agreement. This Agreement (including any Exhibits hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof, and no oral or written statement may be used to interpret or vary the meaning of the terms and conditions hereof. This Agreement supersedes any prior or contemporaneous agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof. In the event of any conflict or inconsistency between the terms of this Agreement and

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the Quality Terms, the terms of this Agreement shall prevail. For clarity, the Development Agreement is terminated as of the Effective Date of this Agreement. Notwithstanding Section 5.7 of the Development Agreement, the following provisions of the Development Agreement shall survive: Sections 5.5 (first sentence only), 5.6, 6.1, 6.2, 6.3, 6.4, 6.5 (first sentence only), 6.7 and 6.8 and Articles 7, 9, and 10.
     13.14 Counterparts. This Agreement may be executed in one or more counterpart copies, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties.
     13.15 Further Assurances. Each party shall execute such other instruments, give such further assurances and perform such acts that are or may become necessary or appropriate to effectuate and carry out the provisions of this Agreement.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date by their officers thereunto duly authorized.

Alexza Pharmaceuticals, Inc.	Autoliv ASP, Inc.

/s/ Thomas B. King Signature	/s/ Michael J. Ward Signature
Thomas B. King Name	Michael J. Ward Name
President & CEO Title	President, Autoliv ASP Title

November 2, 2007 Date	November 2, 2007 Date
List of Exhibits
A.	Chemical Heat Package Drawing No. PNR002119, “Chemical Heat Package”

B.	Technical Requirements for Chemical Heat Packages, SPS 002002

C.	Purchase Price

D.	Key Personnel; Operations Representative

E.	Quality Terms

F.	Autoliv Patents and Patent Applications
+++++++++++++++++++++++++++++++++++

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A
Chemical Heat Package Description
[ * ]

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit B
Technical requirements for Chemical Heat Packages, SPS 002002

Released For:	101168 Rev. 01
MASTER FILE
Technical Requirements for Chemical Heat Package
1.0	PURPOSE

• This document lists requirements that the chemical heat package (PNR002119, Heat Package, Seam Weld, Binder Free) needs to meet when supplied to Alexza Pharmaceuticals.

2.0	SCOPE

• This document defines requirements which apply to the CPD chemical heat package. It is controlled and maintained within Alexza Pharmaceutical’s document control system. All changes will be made under the Alexza Change Control System.

3.0	RESPONSIBILITIES

• It is the responsibility of those organizations noted below to read and understand this document.

• It is the responsibility of the Project Leader to generate and maintain this document.

Product Research and Development	Review and approve the 101168
Manufacturing	Review and approve the 101168
Quality Assurance	Review and approve the 101168
Supply Chain Management	Review and approve the 101168
4.0	REFERENCES

• ISTA procedure 3A, Packaged-Products for Parcel Delivery System Shipment 70kg (150 lb) or Less.

IEC/EN 60068-2-27, Basic environmental testing procedures — Part 2: Tests; test Ea and guidance: Shock

IEC/EN 60068-2-64, Environmental testing — Part 2: Test methods — Test Fh: Vibration, broad-band random (digital control) and guidance

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IEC/EN 60068-2-6, Environmental testing — Part 2: Tests; test Fc: Vibration (sinusoidal)

•	ALXSPSD-0010, Thermal Testing of Heat Packages

•	ALXSPSD-0023, Leak Check and Electrical Check

5.0	DEFINITIONS AND ACRONYMS

Cpk	Type of process capability index. Normally expressed as the minimum of [(upper specifications limit – mean)/3s , (mean – lower specification limit)/3s ]

Header	Component of heat package.

Heat shield	Component of heat package.

HP	Heat Package

IEC	International Electrochemical Commission

ISO	International Organization for Standardization

ISTA	International Safe Transit Association

Lid	Component of heat package

µ	Micron

µm	Micrometer

ms	Milliseconds

Multiple initiations	The reaction of reactant coated on the inside of the heat package starts at multiple locations.

NMT	Not more than

Normal heat package	Heat package meets all the performance requirements as specified in section 7.0 of this document.

Propagation time	Time from actuation (reactant on surface is actuated) until the heating reaction is complete (all reactant has reacted).

RSD	Relative Standard Deviation

s	Standard deviation

T250	Average surface temperature measured 250 ms after actuation.

TBD	To be determined

Tray	Component of heat package

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.0	OVERALL DESCRIPTION
6.1	The Chemical Heat Package (PNR002119)

• The heat package assembly consists of a lid and tray coated on one side with reactant, a header with a welded bridge wire and starter material, and a heat shield. The heat package is seam welded along the edges of the lid and tray flanges and the header is sealed with UV curable adhesive.
Figure 1 — Exploded View of a Heat Package
7.0	PERFORMANCE REQUIREMENTS

During lot acceptance testing, heat packages should be verified to meet requirements 1, 2, 3, 4, 6, 7 and 12. Requirements 1, 2, 3, 4 and 6 are destructive tests and should therefore be verified for a representative sample of heat packages from a particular lot.

Testing
Attribute	Method	Requirement
1. Temperature	ALXSPSD-0010	[ * ]
2. Temperature uniformity	ALXSPSD-0010	[ * ]
3. Multiple initiations	ALXSPSD-0010	[ * ]
4. Propagation time	ALXSPSD-0010	[ * ]
5. Pressure inside HP	ALXSPSD-0010	[ * ]
6. Heat package weld and metal integrity	ALXSPSD-0011	[ * ]

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Testing
Attribute	Method	Requirement
7. He leak rate before actuation	ALXSPSD-0023	[ * ]
8. He leak rate after actuation – use environment, temperature	ALXSPSD-0023	[ * ]
9. He leak rate after actuation, – use environment, altitude	ALXSPSD-0023	[ * ]
10. Actuation reliability, — use environment temperature	ALXSPSD-0010	[ * ]
11. Actuation reliability, — use environment altitude	ALXSPSD-0010	[ * ]
12. Header resistance before actuation	ALXSPSD-0023	[ * ]
13. Header resistance after actuation	ALXSPSD-0023	[ * ]
14. Shelf life	N/A	[ * ]
15. Shelf life	N/A	[ * ]
16. Shipping requirement	N/A	[ * ]
17. Mechanical Shock	N/A	[ * ]
18. Sinusoidal Vibration	N/A	[ * ]
19. Random Vibration (broad band)	N/A	[ * ]
20. Orientation	TBD	[ * ]
+++++++++++++++++++++++++++++++

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit C
Purchase Price
During the Initial Term, the purchase price for the Chemical Heat Packages will be as set forth below corresponding to the annual (calendar year) quantities set forth below:

Annual Quantity	Purchase Price
(in units)	(in USD)
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit D
Key Personnel; Operations Representative
A.	Key Personnel:

Name	Position	Role
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
B.	Operations Representative:

[ * ]
+++++++++++++++++++++++++++++++++++++++++

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit E
Quality Terms
1.	PURPOSE

This exhibit defines the quality responsibilities between Alexza and Autoliv with respect to the quality assurance of the CPD Heat Packages manufactured by Autoliv for Alexza

2.	SCOPE

This exhibit is applicable to the CPD Heat Packages manufactured by Autoliv.

3.	QUALITY SYSTEM

Autoliv shall establish, document and maintain a quality system in accordance with ISO/TS 16949 Quality Management System Standard. Autoliv shall notify Alexza in advance in the event that Autoliv is required to change their Quality Management Standard (ISO/TS 16949).

The Autoliv quality system shall consist of written procedures for the control of planned and unplanned changes to materials, packaging components, suppliers, equipment, processing steps, device component requirements, sampling test methods and releasing requirements.

4.	QUALITY AND BUSINESS REVIEW

Alexza and Autoliv shall conduct Quality and Business Reviews according to the manufacturing and supply agreement. The appropriate Alexza & Autoliv Quality Engineer and/or Supply Team Lead or other appropriate personnel shall lead such event(s).

5.	COMPLIANCE

Autoliv shall manufacture Alexza products in compliance with Autoliv’s established quality system procedures, ISO/TS 16949 standard and applicable regulations. Autoliv shall be responsible for maintaining certification to the current ISO/TS 16949 standard.

6.	AUDITS

Alexza shall have the right, upon reasonable notice to Autoliv and during regular business hours to audit, observe (person in plant), or inspect the facilities being used by Autoliv for production and storage of the CPD Heat Package. Alexza shall audit for compliance to the approved Autoliv procedures relating to manufacturing of CPD Heat Packages and to the ISO/TS 16949 standard. Autoliv shall within thirty (30) calendar days of receipt of the written audit letter, remedy or cause the remedy of any deficiencies

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

which may be noted. If deficiencies cannot reasonably be remedied within such thirty (30) business-day period, a written plan to remedy such deficiencies will be presented to Alexza.

7.	REGULATORY INSPECTIONS

Autoliv shall notify Alexza within twenty four (24) hours of any inspection notification from any regulatory agency specifically related to the manufacture and storage of CPD Heat Packages. Autoliv shall provide Alexza copies of any inspection reports that it receives from any regulatory agency or any notice of any claim or action by any agency relating to non-compliance with any applicable laws, rules or regulations. Autoliv shall contact Alexza for instructions with regards to validity of a request about Alexza products by a regulatory agency. Except to the extent as may be required by law, Autoliv shall not communicate directly with any regulatory agency (such as FDA or sanctioning authority) regarding the CPD Heat Package except through or with the explicit review and approval of Alexza.

8.	DESIGN SPECIFICATIONS

Specifications and drawings for CPD Heat Package components, packaging components, and the completed CPD Heat Package will be created and approved by Alexza according to Alexza’s change control process. Approved specifications and drawings will be transferred to Autoliv by Alexza.

9.	MANUFACTURING INSTRUCTIONS

Alexza and Autoliv are jointly responsible for ensuring the appropriate process controls are implemented. Autoliv is responsible for creation and approval of the manufacturing control plan(s) according to Autoliv’s change control process. Alexza will approve the Autoliv manufacturing control plan(s) as well as references within the CPD Heat Package control plan(s)

10.	CHANGE CONTROL

Autoliv shall not make changes to the design, materials, packaging components, requirements or process changes affecting safety, specifications, or stability requirements of the Alexza CPD Heat Package without prior written approval from Alexza. Autoliv is responsible for notifying and obtaining Alexza’s approval for any changes to the manufacturing control plan(s) prior to implementation and for providing Alexza with a copy of the most current approved control plan(s).

11.	IDENTIFICATION & TRACEABILITY

Autoliv shall maintain a system to assure proper identification and acceptance status of materials, components and products throughout the manufacturing cycle. The manufacturing records shall allow for traceability to process, equipment, personnel, and

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

materials and components used in the manufacturer of each lot or batch of CPD Heat Packages. The extent of traceability to the materials and components shall be defined in the manufacturing control plan(s).

12.	NON-CONFORMANCES

Autoliv will notify Alexza of all non-conformances, as determined by the control plan, associated with manufacturing or testing CPD Heat Packages that are being reviewed for shipment of the lot to Alexza or that affect product that has already been shipped to Alexza.

13.	LOT RELEASE AND CERTIFICATE OF ANALYSIS

Autoliv is responsible for reviewing completed manufacturing and testing records to ensure each lot of CPD Heat Packages has been manufactured and tested in accordance to the approved manufacturing instructions and that any deviations to the process have been thoroughly investigated. Autoliv is responsible for disposition of each lot of CPD Heat Packages prior to shipment to Alexza. Autoliv will generate a Certificate of Conformance (C of C) for each lot and the C of C will be provided to Alexza. The C of C will contain traceability to the lot and a compliance statement indicating the lot has been manufactured and tested according to the approved control plan(s) and meets all requirements of the product specification. Upon request, Alexza may request copies of the completed manufacturing records, test data, or other related records associated with the lot.

14.	ACCEPTANCE

Alexza reserves the right to reject any product that is found not to be in conformance with the approved product specifications or found not to have been manufactured according to the approved control plan(s).

15.	RECORDS RETENTION

All documentation (manufacturing records, packaging records, inspection records, batch tickets/card/records, and quality records, such as calibration logs, training records) generated during the manufacturing process will be maintained by Autoliv for a minimum of seven (7) years. Autoliv shall notify Alexza prior to destruction of any records related to the manufacture of device component and relevant quality system records and transfer such records to Alexza upon request.

16.	FAILURE ANALYSIS

When requested by Alexza, Autoliv will perform a complete investigation on returned heat package(s) in a timely manner sufficient to determine the root cause of the abnormal condition. An investigation report will be written and submitted to Alexza for review and approval as soon as reasonably possible.

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

+++++++++++++++++++++++++++++++++++++++++

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit F
AUTOLIV PATENTS AND PATENT APPLICATIONS

Patent Description:	Patent Number:	Also Published as:
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]

Pending Autoliv Review:	Internal File Number:
[ * ]	[ * ]

Autoliv Trade Secret:	File Number:
[ * ]	[ * ]

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.